Exhibit 99.1

NEWS RELEASE

Medgenics, Inc. to Begin Trading on Nasdaq Global Market

PHILADELPHIA, PA, October 10, 2016 – Medgenics, Inc. (NYSE Amex: MDGN) (the “Company”) announced today that it has been approved for listing on the NASDAQ Global Market, continuing to trade under the symbol “MDGN.” Trading on the NASDAQ Global Market is expected to commence on October 21, 2016. The Company’s common stock will continue to trade on the NYSE Amex until the market close on October 20, 2016.

Mike Cola, Chief Executive Officer Medgenics, commented, “We are pleased to announce our listing on the NASDAQ Global Market. We believe the move to NASDAQ will improve the visibility of our stock, enhance trading liquidity in our shares, and provide us with greater exposure to leading biotech and healthcare institutional investors.”

About Medgenics, Inc.

Medgenics, Inc. is dedicated to unlocking the potential of genomic medicine to identify and treat patients with life-altering conditions. Its efforts, including its internal research and development and ongoing sponsored research and licensing agreements with a well-respected pediatric academic medical center, give Medgenics the ability to focus on the underlying genetic pathway of pediatric diseases with the goal of finding therapeutic solutions for subpopulations of both children and adults living with rare and other difficult-to-treat diseases. Medgenics is also the developer of TARGTTM (Transduced Autologous Restorative Gene Therapy), a proprietary gene therapy platform. For more information, visit the Company's website at www.medgenics.com.

Forward-looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995, which include all statements other than statements of historical fact, including (without limitation) those regarding the Company's financial position, its development and business strategy, its product candidates and the plans and objectives of management for future operations. The Company intends that such forward-looking statements be subject to the safe harbors created by such laws. Forward-looking statements are sometimes identified by their use of the terms and phrases such as "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will," "will likely," "should," "could," "would," "may" or the negative of such terms and other comparable terminology. All such forward-looking statements are based on current expectations and are subject to risks and uncertainties. Should any of these risks or uncertainties materialize, or should any of the Company's assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. Accordingly, no undue reliance should be placed on these forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. As a result of these factors, the events described in the forward-looking statements contained in this release may not occur.

Contacts:

Medgenics, Inc.

Brian Piper

240-899-5554

Brian.Piper@medgenics.com

Westwicke Partners

Chris Brinzey

339-970-2843

chris.brinzey@westwicke.com